AMENDMENT No. 1 TO
AMENDED AND RESTATED PROMISSORY NOTE

This Amendment No. I to Amended and Restated Promissory Note (this “Amendment”), dated June 29, 2018, by and between Pyxis Tankers Inc. (“Maker”) and MARITIME INVESTORS CORP. (“Payee”), amends in part the Amended and Restated Promissory Note, made by Maker in favor of Payee as of December 29, 2017 in the principal amount of $5,000,000 (the “Promissory Note”).

Whereas Maker desires to extend the repayment date of the Promissory Note to the year 2020 and in return for Payee agreeing to such extension, also proposes to increase the interest rate on the Promissory Note as set for in this Amendment, and Payee and Maker have determined that such amendments are acceptable.

Now therefore, in consideration of the foregoing and for other good and valuable consideration, the parties hereto agree as follows:

I.       Section I. (Principal) in the Promissory Note is hereby deleted in its entirety and replaced with the following:

“1.      Principal. The principal balance of this Note shall be repayable on March 31, 2020.”

2.       Section 2. (Interest) in the Promissory Note is hereby deleted in its entirety and replaced with the following:

“2.      Interest. Interest shall accrue on any unpaid principal at a rate of 4.0% per annum on a daily basis from December 29, 2017 until June 30, 2018 and at a rate of 4.5% per annum on a daily basis from July I, 2018 until paid in full. Interest shall be calculated on the basis of a 365-day year and payable quarterly in arrears in cash.”

3.       This Amendment sets forth the entire understanding of Maker and Payee with respect to the subject matter hereof and except as set forth herein, the Promissory Note remains a valid, binding agreement between the parties.

4.       This Amendment shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of New York.

5.       This Amendment may be executed in any number of counterparts each of which shall be deemed an original and all of which, taken together, shall constitute a single original document.

(signatures begin on next page)

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Promissory Note as of the date first written above.

PYXIS TANKERS INC.

By:	/s/ Konstantinos Lytras
Name:	Konstantinos Lytras
Title:	Chief Operating Officer

MARITIME INVESTORS CORP.

By:	/s/ Valentios Valentis
Name:	Valentios Valentis
Title:	CEO & President